Exhibit 11

HOLOBEAM, INC.
Statement re Computation of Per Common Share Earnings
Form 10Q
JUNE 30, 1997



                                      Nine Months Ended
                                           June 30,
                                     1997                 1996

PRIMARY

   Net Income                        $250,504            $220,855

SHARES

   Weighted Average Number of Common
      Shares of Outstanding           311,437             318,025



Earnings Per Share               $0.81               $0.69